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                                                                    EXHIBIT 10.6

EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT, made and entered into as of the 21st day of November 2002, by and between Dtomi, Inc., a Nevada, corporation (the "Corporation"), and Mr. John Thatch, an individual residing in Clearwater, Florida (the "Executive").

WITNESSETH THAT:

     WHEREAS, the Corporation desires to employ the Executive in the capacity hereinafter stated, and the Executive desires to enter into the employ of the Corporation in such capacity for the period and on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Corporation and the Executive as follows:

     1. Employment Period. The Corporation hereby agrees to employ the Executive as its President and Chief Executive Officer and the Executive, in such capacities, agrees to provide services to the Corporation for the period beginning on the date first above written November 21, 2002 (the "Commencement Date") and ending on the third anniversary of the Commencement Date, November 20, 2005 (the "Employment Period").

     2. Performance of Duties. The Executive agrees that during the Employment Period, while he is employed by the Corporation, he shall devote his best efforts, energies and talents to serving in the capacities of President and Chief Executive Officer of the Corporation in the best interests of the Corporation, and to perform the duties assigned to him by the Board of Directors faithfully, efficiently and in a professional manner; provided that the Executive shall not, without his consent, be assigned duties that would be inconsistent with those of the President and Chief Executive Officer of the Corporation. It is understood and hereby acknowledged that Executive is holds other executive positions in both public and private companies.

     3. Compensation. Subject to the terms and conditions of this Agreement, during the Employment Period, the Corporation shall compensate the Executive for his services as follows:

          (a)  Executive  shall  receive,  for each  twelve  (12)  month  period beginning on the Commencement Date and each anniversary thereof, a rate of salary that is not less than One Hundred and Twenty Thousand Dollars ($120,000) per year, payable in substantially equal monthly or more frequent installments. The Corporation shall also provide an additional Ten Thousand Dollars ($10,000) yearly for executive accountable expenses, payable at least monthly to Executive. During the Employment Period the Executive's salary rate shall be reviewed by the Board of Directors on or before each anniversary of the Commencement Date to determine whether an increase in his rate of compensation is appropriate. Executive agrees however for the first twelve (12) months of employment to accept the rate of salary of Seventy-Five Thousand Dollars ($75,000) that will be reviewed quarterly for an increase by the Board of Directors.

          (b) Executive shall receive an option to acquire, as of the Commencement Date, One Million, Eight Hundred Thirty-One Thousand Seven Hundred Ninety-Eight (1,831,798) shares of the Corporation's common stock at an exercise price of one half of one cent ($0.005), plus stock options which shall be determined by the Board of Directors. The one half of one cent ($0.005) options shall be effective immediately and shall be registered immediately. The options must be exercised by November 20, 2007, or the duration to exercise said options may be extended beyond November 20, 2007, if both Corporation and Executive agree to amend this Agreement pursuant Section 11 of this Agreement.

          (c) Executive shall be eligible to receive incentive compensation payments, which, in the aggregate, are not less than the highest salaried payments provided to any other senior executives of the Corporation. The Corporation intends to establish an incentive compensation program pursuant to which such incentive payments shall be paid to the Executive and, at the time such program is established, payments there under shall be made to the Executive as if


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such program was in effect as of the Commencement  Date based on the Executive's performance or other relevant factors from the Commencement Date.

          (d) Executive shall be a participant in the following executive benefit plans maintained by the Corporation on substantially the same terms and conditions as other senior executives of the Corporation: group life insurance, group medical, long-term disability, thrift, pension, vacation, sick days, educational assistance, vehicle allowance, attendance awards and annual medical physical.

          (e) Executive shall be entitled to receive the following perquisites which shall not be less favorable to the Executive than the perquisites provided by the Corporation immediately prior to the Employment Period: reimbursement of family medical insurance of Six Hundred Dollars ($600.00) per month, reimbursement of vehicle allowance of Five Hundred Dollars ($500.00) per month and reimbursement of One Hundred Dollars ($100.00) a month for cellular phone expense. Executive acknowledges that company does not have a health benefit plan at the current time, and will only be entitled to the Six Hundred Dollars
($600.00) per month reimbursement if he is left without health benefits elsewhere.

          (f) Executive shall be reimbursed by the Company for all reasonable business, promotional, travel and entertainment expenses incurred or paid by him during the employment period in the performance of his services under this Agreement provided that the Executive furnishes to the Company appropriate documentation in a timely fashion required by the Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as the Company may from time to time reasonably request.

          (g) It is acknowledged that the Corporation intends to utilize an employee leasing or payroll company. This employment agreement shall survive any and all termination of any employee leasing and/or payroll company that Corporation engages now or in the future. The Executive shall not give up any rights or entitlements under any such employee leasing and/or payroll agreements.

     4. Compensation Due Upon Termination. Except as otherwise provided under the executive benefit plans maintained by the Corporation in which the Executive participates in accordance with subparagraph 3(d), the Executive's right to compensation for periods after the date his employment with the Corporation terminates shall be determined in accordance with the following:

          (a) Discharge Without Cause. In the event the Corporation terminates the Executive's employment under this Agreement without cause, the Executive shall be entitled to receive:

               (i) all payment of his salary (as of the date of termination) in accordance with the provisions of subparagraph 3(a) for the remainder of the Employment Period; and

               (ii)  payment  of  any  incentive   compensation   payments  that
otherwise would have been payable to the Executive under subparagraph 3(c) through the date his employment with the Corporation terminates.

          (b) Voluntary Resignation. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date on which the Executive's employment with the Corporation terminates due to the Executive's voluntary resignation.

          (c) Discharge for Cause. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the Executive's employment with the Corporation is terminated on account of the Executive's discharge for cause. For purposes of this Section 4, the Executive shall be considered discharged for "cause" if he is discharged by the Corporation on account of the occurrence of one or more of the following events:

     o    the Executive becomes habitually addicted to drugs or alcohol;

     o the Executive discloses confidential information in violation of paragraph 5;


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     o    the Corporation is directed by regulatory or governmental  authorities to terminate the employment of the Executive.

     o the Executive flagrantly disregards his duties under this Agreement after (A) notice has been given to the Executive by the Board of Directors of the Corporation that it views the Executive to be flagrantly disregarding his duties under this Agreement and (B) the Executive has been given a period of ten (10) days after such notice to cure such misconduct (provided that no such notice or cure period shall be required if Executive's disregard of his duties has materially and adversely affected the Corporation);

     o the Executive commits an act of fraud against the Corporation or violates a duty of loyalty to the Corporation or violates paragraph 2.

          (d) Disability. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date the Executive's employment with the Corporation terminates on account of disability. For purposes of this subparagraph 4(d), determination of whether the Executive is disabled shall be determined in accordance with the Corporation's long term disability plan and applicable law, except payments due and owing as of such date.

     5. Confidential Information. Except as may be required by the lawful order of a court or agency of competent jurisdiction, the Executive agrees to keep secret and confidential indefinitely all non-public information concerning the Corporation and its affiliates that was acquired by or disclosed to the Executive during the course of his employment by the Corporation or any of its affiliates, including information relating to customers (including, without limitation, credit history, repayment history, financial information and financial statements), costs, and operations, financial data and plans, whether past, current or planned and not to disclose the same, either directly or indirectly, to any other person, firm or business entity, or to use it in any way; provided, however, that the provisions of this paragraph 5 shall not apply to information that is in the public domain or that was disclosed to the Executive by independent third parties who were not bound by an obligation of confidentiality. The Executive further agrees that he shall not make any statement or disclosure that (a) would be prohibited by applicable federal or state laws or (b) is intended or reasonably likely to be detrimental to the Corporation or any of its subsidiaries or affiliates.

     6. Successors. This Agreement shall be binding on, and inure to the benefit of, the Corporation and its successors and assigns and any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Corporation's assets and business.

     7. Nonalienation. The interests of the Executive under this Agreement are not subject to the claims of his creditors, other than the Corporation, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered except to the Executive's estate upon his death.

     8. Remedies. The Executive acknowledges that the Corporation would be irreparably injured by a violation of paragraphs 5, and agrees that the Corporation shall be entitled to an injunction restraining the Executive from any actual or threatened breach of paragraph 5, or to any other appropriate equitable remedy without bond or other security being required.

     9. Waiver of Breach. The waiver by either the Corporation or the Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Corporation or the Executive.

     10. Notice. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the U.S. mail, certified or registered mail, postage prepaid:

          (e) to the Executive addressed as follows:

              Mr. John Thatch
              P.O. Box 8337
              Clearwater, Florida 33758


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          (f) to the Corporation addressed as follows:

              Dtomi, Inc.
              200 9th Avenue North
              Safety Harbor, Florida 34695

     11. Amendment. This Agreement may be amended or cancelled by mutual agreement of the parties in writing without the consent of any other person and no person, other than the parties thereto (and the Executive's estate upon his death), shall have any rights under or interest in this Agreement or the subject matter hereof.

     12. Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Florida.

     13. Termination. All of the provisions of this Agreement shall terminate after the expiration of the Employment Period.

     IN WITNESS WHEREOF, the Executive and the Corporation have executed this employment agreement as of the day and year first above written.

Corporation:                                   DTOMI, INC.,

                                               By:  /s/David Otto
                                               ---------------------------------
                                               Name:  David M. Otto
                                               Title:  Director

Executive:                                         /s/ John Thatch
                                               ---------------------------------
                                               John Thatch


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